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                                                                    Exhibit 10.4


                            EXCLUSIVE SALES AGREEMENT


         This agreement, effective as of the 24th day of February, 1999, is by and between LAMAZE from AMI, Inc., a Corporation organized and existing under the laws of the State of New York, having a place of business at 275 Central Park West (14th floor), New York, N.Y. 10024 ("LAMI") and THE ROSE GROUP CORPORATION of Nevada, a Corporation organized and existing under the laws of the State of Nevada, and having a place of business at 2073 Porter Lake Drive, Sarasota, Florida, 34240 ("ROSE").

                                   WITNESSETH:

         WHEREAS, LAMI represents that it has the exclusive right and license to use the federally registered trademark LAMAZE in conjunction with the advertising and distribution of various maternity and nursingwear products by virtue of an existing Contribution Agreement between LAMAZE International and LAMI, and

         WHEREAS, ROSE desires to obtain the exclusive right to sell certain products as approved by LAMI,

         NOW THEREFORE, in consideration of the mutual covenants herein contained, and the sum of one dollar, receipt of which is hereby acknowledged, and other good and valuable consideration, the parties mutually agree as follows:

1. LAMI warrants and represents that it has the exclusive right and license to use the federally registered trademark LAMAZE in conjunction with the manufacture, offering for sale, advertising and sale and distribution of various maternity and nursingwear products pursuant to a Contribution Agreement between LAMI and LAMAZE International. LAMI further warrants that Peter Incorvaia is fully authorized to enter into this Agreement for and on behalf of LAMI.

2. ROSE warrants and represents that Sheldon Rose is fully authorized to enter into this Agreement for and on behalf of ROSE. ROSE further warrants and represents that it has the necessary expertise, knowledge and capability to manufacture, supply and distribute, bill, and collect for LAMI various products under private label including the trademark LAMAZE, and remit and account to LAMI for the sale of said products.

3. LAMI hereby grants to ROSE and ROSE hereby accepts from LAMI, upon the terms and conditions hereinafter specified, the exclusive sales rights to manufacture, supply, advertise, offer for sale, promote and sell for LAMI the products enumerated on EXHIBIT "A" annexed hereon ("Authorized Products") within the United States of America, its territories and possessions, for the term set forth herein. Except as indicated herein, for the term of this Agreements, LAMI will not grant any sales rights to any third party for the manufacture or sale of any of the Authorized Products. LAMI retains the right to sell any Approved Product through its own network with the Agreement of ROSE.

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4. ROSE shall control and have full responsibility for the manufacture, packaging, inventory, pricing, shipment, invoicing and collection of accounts receivable with respect to the Authorized Products.

5. ROSE will pay to LAMI a fee equal to nine Percent (9%) of the net sales of Authorized Products. As used throughout this Agreement, the term "net sales" shall mean the gross sales proceeds from the sale of all Authorized Products less any returns by customers of ROSE or damaged or defective Authorized Products. As used throughout this Agreement, the term "annual net sales" shall mean the net sales as defined above for the time period from january 1 through December 31 of each year of the term of this Agreement. The fee will be due and payable on the 15th of the month for the previous month's sales. Rose will be considered in default and this Agreement will become null and void if payments become more than 45 days in arrears. ROSE shall keep such records as are necessary for LAMI to ascertain the accuracy of the statements.

6. In consideration for the exclusive sales rights granted to ROSE by LAMI in this Agreements, ROSE shall pay to LAMI a minimum of $45,000.00 in 1999 against sales as follows: $14,000.00 upon the execution of this Agreement, $16,000.00 by May 15th, 1999, $10,000.00 by August 15th, 1999, and $5,000.00 by September
15th, 1999. Beginning in the year 2000 and annually thereafter, ROSE shall pay a minimum of $45,000.00 against sales in the sum of Twenty Two Thousand Five Hundred Dollars ($22,500.00) on January 15th of every year, and the sum of Twenty Two Thousand Five Hundred Dollars ($22,500.00) on July 15th of every year. All of the aforementioned payments shall be non-refundable advances on the fee due to LAMI upon same year net annual sales of Authorized Products (the "Advances"). The Advances shall be credited against the fees payable on sales of Authorized Products. ROSE agrees to sell a minimum of $500,000.00 Authorized Products annually. The failure by ROSE to realize the minimum net annual sales levels shall constitute a material breach of the Agreement. ROSE shall provide LAMI with annual audited financial statements.

7. LAMI acknowledges that it has examined ROSE's Maternity support hose and the nursing shawl products and that the quality standards of the samples thereof shown to LAMI are acceptable to LAMI. ROSE agrees that the Authorized Products shall meet or exceed such quality standards and LAMI agrees that Authorized Products that meet or exceed such quality standards shall be acceptable to LAMI for purposes of this paragraph. ROSE agrees to furnish complete product specifications to LAMI to establish a minimum quality standard for all Authorized Products.

8. Use of "LAMAZE" Mark: For any use of the "LAMAZE" mark as allowed under this Agreement in connection with advertising, packaging or marketing materials, it must at lease once place the "R" letter in a circle by the "LAMAZE" mark, and then in a prominent location place the following statements: "LAMAZE" is a registered trademark of Lamaze International, Inc."

9. ROSE agrees to defend, indemnify and hold harmless LAMI, LAMAZE International, their respective officers, Directors and shareholders from and against any and all claims of any third party alleging that the Authorized Products are defective or have caused injury.

10. ROSE agrees that, during the term of this agreement, it will maintain product liability insurance having liability limits customary in the trade, but in no event less than the amounts required by LAMAZE International to be carried by LAMI. As of the date of this agreement, LAMAZE International is requiring liability limits of One Million Dollars ($1,000,000.00). LAMI and

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LAMAZE International shall be named as "additional insureds" on the product liability policies held by ROSE and shall provide LAMI with a copy of the declaration page to such policy as soon as practical after the execution of this Agreement.

11. The term of this Agreement is until December 31, 2001 and may be renewed by mutual agreement of the parties upon the terms agreed upon at the time of renewal.

12. This Agreement may be terminated by either party for a material breach of the provisions herein, upon written notice to the breaching party, if the breach is not cured within thirty (30) days of receipt of such notice.

13. All notices herein shall be sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to ROSE                          Mr. Sheldon R. Rose, Chairman, CEO
                                    The Rose Group Corporation
                                    2073 Porter Lake Drive
                                    Sarasota, Florida 34240

If to LAMI:                         Mr. Peter Incorvaia, President
                                    LAMAZE from LAMI, Inc.
                                    275 Central Park West, 14th Floor
                                    New York, NY 10024

14. ROSE expressly acknowledges the ownership by Lamaze International of the LAMAZE mark, and the right of Lamaze International to pre-approve all advertising, packaging and promotional materials with the Authorized Products containing the LAMAZE mark.

15. LAMI acknowledges the proprietary rights to the tradename THE ROSE GROUP CORPORATION in Design, and Agrees that ROSE's tradename may appear on the authorized Products, labels attached to Authorized Products, and the packages in which the Authorized Products are sold so long as the LAMAZE tradename remains the dominate name appearing on the Authorized Products, its labels and packaging. ROSE may not advertise or promote any other products which it manufactures, now or in the future, along with an Authorized Product in such a way as to give the appearance that the unauthorized product is in any way connected with or endorsed by LAMAZE International or LAMI, or that the unauthorized product is comparable to the Authorized Product.

16. The parties hereto agree to the jurisdiction of the United States District Courts for the adjudication of disputes relating to the interpretation of or performance under this Agreement or the improper use of the parties trademarks or tradenames. The parties further agree that the laws of the State of New York shall apply to the interpretation of this Agreement regardless of any prior conflicts of law determinations.

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17. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective corporate names by their respective officers thereunto duly authorized as of the day and year hereinabove first written.

                                         LAMAZE from AMI, INC.

                                         By: /s/ PETER INCORVAIA
                                            -----------------------------------
                                            Peter Incorvaia, President


                                         THE ROSE GROUP CORPORATION
                                                  OF NEVADA



                                         By: /s/ SHELDON R. ROSE
                                            ------------------------------------
                                             Sheldon R. Rose President

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                                   EXHIBIT "A"

                         To Exclusive Agreement between

                              LAMAZE from AMI, INC.

                                       and

                      THE ROSE GROUP CORPORATION OF NEVADA

ITEM                                          STYLE NUMBER

Maternity Support Hose                        70, 80, 82, 84, 86, 88, 90,
                                              92, 94, 96, 98

Nursing Shawl                                 60620